EXHIBIT 99.1

Contact	Joel Shadle	FINAL
	Corporate Media Relations	Moved on Business Wire
November 6, 2012
703.645.2660
jshadle@csc.com

Steve Virostek
Investor Relations
Corporate
703.641.3000
investorrelations@csc.com

CSC REPORTS CONTINUED IMPROVEMENT IN SECOND QUARTER 2013 RESULTS
Diluted EPS of $0.83
Operating Income of $298 Million
As Reported Operating Margin of 7.7%; Adjusted Operating Margin of 9.2% Excludes Restructuring
Free Cash Flow of $237 Million, a YoY Improvement of $505 Million
Bookings of $4.2 Billion
FY2013 EPS Target Increased to $2.30 to $2.50

FALLS CHURCH, Va., November 6 - CSC (NYSE: CSC) today reported second quarter 2013 diluted earnings of $0.83 per share, compared with diluted EPS of $(18.56) in the second quarter 2012 which included a goodwill impairment charge of $18.21 per share and a U.S. Claims settlement of $1.20 per share. Total revenues were $3.85 billion compared with $3.97 billion in the year ago period, a decrease of 3% as reported and a 1% decline in constant currency.

Financial Highlights

•	Diluted EPS of $0.83 per share included a workforce restructuring charge of $58 million, or $0.25 per share.

•	Operating income of $298 million was compared with an operating loss in the year ago period.

•
Operating margin of 7.7% increased compared with -1.9% a year ago and 4.6% in the prior quarter. Excluding the impact of a $269 million U.S. Claims settlement in the prior year, operating margin improved by 289 basis points.

•	Operating cash flow of $444 million for the quarter, improved by $438 million from the previous year.

•
Free cash flow of $237 million for the quarter improved by $505 million compared to the previous year, as the result of better contract management, cost takeout, and the benefit of the NHS Interim Agreement.

•	The company raised $700 million of senior unsecured notes and secured commitments for a new $250 million bank term loan. Funds from these financings were used to redeem maturing debt in October, 2012.

•	Ending cash and cash equivalents were $1.85 billion.

"Our second quarter results reflect continued progress made on our contract management performance and cost takeout program. As a result, operating margins improved across all three lines of business when compared with the prior year and we are raising our fiscal year 2013 EPS targets to $2.30 to $2.50," said Mike Lawrie, President and CEO. "During the quarter, we also strengthened our offering portfolio through the acquisition of a premiere software development company that specializes in big data, analytics and advanced applications. This action is consistent with our strategy of being a leader in next generation technology solutions and services. We are also taking steps to divest certain non-core assets such as a smaller business in Italy. There is much work to be completed but we are encouraged with the early results of our turnaround program."

Lines of Business

Managed Services Sector (MSS) revenue of $1.58 billion decreased by 2% from the second quarter of last year but increased 1% in constant currency mainly due to the AppLabs acquisition. Segment operating margin increased 278 basis points to 5.6% due to better contract performance and cost takeout partially offset by a $47 million workforce restructuring charge. MSS signed $2.2 billion of new business during the quarter.

Business Solutions & Services (BSS) revenue was $0.92 billion decreased by 3% from the second quarter of last year but increased 1% in constant currency. BSS operating margin expanded by 335 basis points to 6.9% primarily as the result of improved contract performance and cost takeout partially offset by a $10 million workforce restructuring charge. New business awards for BSS were $0.9 billion.

North American Public Sector (NPS) revenue of $1.38 billion declined by 4% from the second quarter last year primarily due to the Department of Defense contract completions which occurred at the end of fiscal year 2012. Operating margin of 10.9% increased significantly year over year due to the impact of the U.S. Claims settlement in the prior year. NPS bookings of $1.1 billion declined from one year ago as new business awards continue to be impacted by continued uncertainty in government procurement.

Conference Call and Webcast

CSC senior management will host a conference call and Webcast at 11:00 a.m. EST today. The dial-in number for domestic callers is 888-401-4691. Callers who reside outside the United States or Canada should dial 719-325-2132. The passcode for all participants is 1519747. The Webcast audio and any presentation slides will be available at www.csc.com/investorrelations.

A replay of the conference call will be available from approximately two hours after the conclusion of the call until November 12, 2012. The replay dial-in number is 888-203-1112 for domestic callers and 719-457-0820 for callers who reside outside of the U.S. and Canada. The replay passcode is also 1519747.

Non-GAAP Measures

In an effort to provide investors with additional information regarding the Company's preliminary results as determined by generally accepted accounting principles (GAAP), the Company has also disclosed in this press release preliminary non-GAAP information which management believes provides useful information to investors, including: operating income, operating margin, earnings before interest and taxes (EBIT), EBIT margin, and free cash flow. Reconciliations of the preliminary non-GAAP measures to the respective and most directly comparable GAAP measures, as well as the rationale for management's use of non-GAAP measures, is included below.

About CSC

CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 95,000 employees and reported revenue of $15.7 billion for the 12 months ended September 28, 2012. For more information, visit the company's website at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC's Form 10-K for the fiscal year ended March 30, 2012 and any updating information in subsequent SEC filings. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

CSC-Page 4             11/06/2012

Business Segment Revenues, Operating Income and Operating Margins
(preliminary and unaudited)

Revenues by Segment
	Quarter Ended
(Amounts in millions)	September 28, 2012	September 30, 2011	% Change	% Change in Constant Currency
North American Public Sector	$1,375	$1,436	(4.2)%	(4.2)%
Managed Services Sector	1,583	1,619	(2.2)%	1.1%
Business Solutions & Services	921	945	(2.5)%	1.4%
Corporate & Eliminations	(25)	(34)	—	—
Total Revenues	$3,854	$3,966	(2.8)%	(0.5)%

	Six Months Ended
(Amounts in millions)	September 28, 2012	September 30, 2011	% Change	% Change in Constant Currency
North American Public Sector	$2,743	$2,920	(6.1)%	(6.1)%
Managed Services Sector	3,218	3,238	(0.6)%	3.0%
Business Solutions & Services	1,906	1,906	—%	4.2%
Corporate & Eliminations	(56)	(65)	—	—
Total Revenues	$7,811	$7,999	(2.4)%	0.1%

Operating Income and Operating Margins by Segment
	Quarter Ended
	September 28, 2012		September 30, 2011
(Amounts in millions)	Operating Income	Operating Margin	Operating Income	Operating Margin
North American Public Sector	$150	10.9%	$(132)	(9.2)%
Managed Services Sector	88	5.6%	45	2.8%
Business Solutions & Services	64	6.9%	34	3.6%
Corporate & Eliminations	(4)	—	(22)	—
Total Operating Income	$298	7.7%	$(75)	(1.9)%

	Six Months Ended
	September 28, 2012		September 30, 2011
(Amounts in millions)	Operating Income	Operating Margin	Operating Income	Operating Margin
North American Public Sector	$251	9.2%	$(14)	(0.5)%
Managed Services Sector	183	5.7%	54	1.7%
Business Solutions & Services	80	4.2%	91	4.8%
Corporate & Eliminations	(33)	—	(26)	—
Total Operating Income	$481	6.2%	$105	1.3%

CSC-Page 5             11/06/2012

Consolidated Condensed Statements of Operations
(preliminary and unaudited)

	Quarter Ended		Six Months Ended
(Amounts in millions, except per-share amounts)	September 28, 2012	September 30, 2011	September 28, 2012	September 30, 2011

Revenues	$3,854	$3,966	$7,811	$7,999

Costs of services (excludes depreciation and amortization, settlement charge and restructuring costs ($56 and $83 for the second quarter and first six months of fiscal 2013))	2,994	3,283	6,247	6,648
Cost of services – settlement charge (excludes amount charged to revenue of $42 (2012))	—	227	—	227
Selling, general and administrative (excludes restructuring costs ($2 for both the second quarter and first six months of fiscal 2013))	301	307	592	571
Depreciation and amortization	273	290	536	568
Goodwill impairment	—	2,685	—	2,685
Restructuring costs	58	—	85	—
Interest expense	45	46	90	88
Interest income	(5)	(12)	(10)	(24)
Other (income) expense, net	(14)	(6)	(5)	(11)
Total costs and expenses	3,652	6,820	7,535	10,752

Income (loss) from continuing operations before taxes	202	(2,854)	276	(2,753)
Taxes on income	64	12	96	(73)
Income (loss) from continuing operations	138	(2,866)	180	(2,680)
Loss from discontinued operations, net of taxes	—	—	—	(1)
Net income (loss)	138	(2,866)	180	(2,681)
Less: net income attributable to noncontrolling interest, net of tax	8	11	10	13
Net income (loss) attributable to CSC common shareholders	$130	$(2,877)	$170	$(2,694)

Earnings (loss) per common share:
Basic:
Continuing operations	$0.84	$(18.56)	$1.09	$(17.38)
Discontinued operations	—	—	—	(0.01)
	$0.84	$(18.56)	$1.09	$(17.39)
Diluted:
Continuing operations	$0.83	$(18.56)	$1.09	$(17.38)
Discontinued operations	—	—	—	(0.01)
	$0.83	$(18.56)	$1.09	$(17.39)

Cash dividend per common share	$0.20	$0.20	$0.40	$0.40

Weighted average common shares outstanding for:
Basic EPS	155.360	155.045	155.293	154.944
Diluted	155.754	155.045	155.742	154.944

CSC-Page 6             11/06/2012

Selected Balance Sheet Data
(preliminary and unaudited)

	As of
(Amounts in millions)	September 28, 2012	March 30, 2012

Assets
Cash and cash equivalents	$1,850	$1,093
Receivables, net	3,102	3,257
Prepaid expenses and other current assets	516	533
Total current assets	5,468	4,883

Property and equipment, net	2,335	2,441
Software, net	634	649
Outsourcing contract costs, net	539	562
Goodwill	1,768	1,752
Other assets	905	902
Total Assets	$11,649	$11,189

Liabilities
Short-term debt and current maturities of long-term debt	$988	$1,254
Accounts payable	386	478
Accrued payroll and related costs	712	789
Accrued expenses and other current liabilities	1,276	1,339
Deferred revenue and advance contract payments	607	619
Income taxes payable and deferred income taxes	46	57
Total current liabilities	4,015	4,536

Long-term debt, net of current maturities	2,399	1,486
Income tax liabilities and deferred income taxes	358	357
Other long-term liabilities	1,992	1,976

Total Equity	2,885	2,834

Total Liabilities and Equity	$11,649	$11,189

Debt as a percentage of total capitalization	54.0%	49.2%

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Consolidated Condensed Statements of Cash Flows
(preliminary and unaudited)

	Six Months Ended
(Amounts in millions)	September 28, 2012	September 30, 2011
Cash flows from operating activities:
Net income (loss)	$180	$(2,681)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization and other non-cash charges	560	611
Goodwill impairment	—	2,685
Settlement charge	—	269
Stock-based compensation	20	22
Loss on dispositions	11	3
Provision for losses on accounts receivable	3	6
Unrealized foreign currency exchange (gain) loss	(71)	10
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in assets	55	(217)
Decrease in liabilities	(93)	(748)
Net cash provided by (used in) operating activities	665	(40)

Cash flows from investing activities:
Purchases of property and equipment	(215)	(301)
Outsourcing contracts	(61)	(96)
Acquisitions, net of cash acquired	(34)	(368)
Software purchased and developed	(89)	(146)
Other investing activities, net	33	8
Net cash used in investing activities	(366)	(903)

Cash flows from financing activities:
Net borrowings of commercial paper	—	505
Borrowings under lines of credit	126	79
Repayment of borrowings under lines of credit	(143)	(19)
Borrowings on long-term debt, net of discount	699	—
Principal payments on long-term debt	(120)	(395)
Proceeds from stock options and other common stock transactions	1	15
Excess tax benefit from stock-based compensation	—	2
Dividend payments	(62)	(62)
Other financing activities, net	(32)	(6)
Net cash provided by financing activities	469	119
Effect of exchange rate changes on cash and cash equivalents	(11)	(35)
Net increase (decrease) in cash and cash equivalents	757	(859)
Cash and cash equivalents at beginning of year	1,093	1,837
Cash and cash equivalents at end of period	$1,850	$978

CSC-Page 8             11/06/2012

Non-GAAP Financial Measures

The following tables reconcile operating income, earnings before interest and taxes (EBIT) and free cash flow to the most directly comparable financial measure calculated and presented in accordance with GAAP. CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.

Management uses operating income to evaluate business unit financial performance and it is one of the measures used in assessing management performance. One of the limitations associated with the use of operating income (as compared to reported earnings) is that it does not reflect the complete financial results of the Company. CSC compensates for these limitations by providing reconciliation between operating income and income before taxes. Management uses free cash flow as one of the factors in reviewing the overall performance of the business. Management compensates for the limitations of this non-GAAP measure by also reviewing the GAAP measures of operating, investing and financing cash flows as well as debt levels measured by the debt-to-total capitalization ratio.

GAAP Reconciliations

CSC defines operating income as revenue less costs of services, depreciation and amortization expense, restructuring costs and segment general and administrative (G&A) expense, excluding corporate G&A. Operating margin is defined as operating income as a percentage of revenue. A reconciliation of consolidated operating income to income from continuing operations before taxes is as follows:

Operating income (preliminary and unaudited)	Quarter Ended		Six Months Ended
(Amounts in millions)	September 28, 2012	September 30, 2011	September 28, 2012	September 30, 2011

Operating income	$298	$(75)	$481	$105
Corporate G&A	(70)	(66)	(130)	(120)
Interest expense	(45)	(46)	(90)	(88)
Interest income	5	12	10	24
Goodwill impairment	$—	$(2,685)	$—	$(2,685)
Other income (expense), net	14	6	5	11
Income from continuing operations before taxes	$202	$(2,854)	$276	$(2,753)

Operating margin	7.7%	(1.9)%	6.2%	1.3%

CSC defines EBIT as revenue less costs of services, selling, general and administrative expenses, depreciation and amortization, restructuring costs, goodwill impairment, and other income (expense). EBIT margin is defined as EBIT as a percentage of revenue. A reconciliation of EBIT to net income is as follows:

Earnings before interest and taxes (preliminary and unaudited)	Quarter Ended		Six Months Ended
(Amounts in millions)	September 28, 2012	September 30, 2011	September 28, 2012	September 30, 2011

Earnings before interest and taxes	$242	$(2,820)	$356	$(2,689)
Interest expense	(45)	(46)	(90)	(88)
Interest income	5	12	10	24
Taxes on income	(64)	(12)	(96)	73
Net income from continuing operations	$138	$(2,866)	$180	$(2,680)

EBIT margin	6.3%	(71.1)%	4.6%	(33.6)%

CSC-Page 9                                            11/06/2012

CSC defines free cash flow as equal to the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions, dispositions and investments (including short-term investments and purchase or sale of available for sale securities), and (3) payments on capital leases and other long-term asset financings. A reconciliation of free cash flow to net cash provided by (used in) operating activities is as follows:

Free Cash Flow (preliminary and unaudited)	Quarter Ended		Six Months Ended
(Amounts in millions)	September 28, 2012	September 30, 2011	September 28, 2012	September 30, 2011

Free cash flow	$237	$(268)	$212	$(671)
Net cash used in investing activities	187	569	366	903
Acquisitions, net of cash acquired	(34)	(360)	(34)	(368)
Business dispositions	—	—	2	—
Short-term investments	—	9	—	3
Payment on capital leases and other long-term asset financings	54	56	119	93
Net cash provided by (used in) operating activities	$444	$6	$665	$(40)
Net cash used in investing activities	$(187)	$(569)	$(366)	$(903)
Net cash provided by (used in) financing activities	$566	$(75)	$469	$119